Exhibit 99.2

GEMSTAR-TV GUIDE RELEASES
 DIGITAL TERRESTRIAL SERVICE IN GERMANY

Eurosport Provides Services for Gemstar-TV Guide
 to Supply Data Digitally to Its IPG in the German Market

March 12, 2008 (Los Angeles, CA) — Gemstar-TV Guide International, Inc. (NASDAQ: GMST), a leading media, entertainment and technology company, announced today that the company has released its digital services in Germany under an agreement with Eurosport, Europe’s leading sports multimedia platform.

The agreement with Eurosport allows Gemstar-TV Guide to supply data to its GUIDE Plus+® Interactive Program Guide (IPG), which is incorporated into digital recorders and televisions from leading brands including Panasonic, Philips, Sony, and Pioneer.  The release of Gemstar-TV Guide’s digital terrestrial service in Germany will complement the analogue service that is already available in the German marketplace.

“This agreement strengthens an already excellent multi country-relationship with Eurosport to distribute our data in Europe and will greatly contribute to the implementation and development of digital terrestrial services in Germany,” said Lydie Levy, chief operating officer for Gemstar-TV Guide’s consumer electronics business. “This agreement with Eurosport reinforces our commitment to be at the forefront of guidance technology and services as Europe transitions to a digital future.”

Gemstar-TV Guide’s GUIDE Plus+ IPG is built directly into consumer electronics products, offering European consumers the industry’s most advanced interactive television program guide, with no additional subscription fee or phone connection required.

Gemstar-TV Guide’s VCR+ technology is known as ShowView® in Germany

About Gemstar-TV Guide
Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers.  The Company's businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing.  Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investments in new and existing businesses; the impact of competitive products and services; the pending acquisition of the Company by Macrovision Corporation and events and circumstances related thereto; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements

 Note to Editors: Gemstar, TV Guide, GUIDE Plus+®, ShowView® and VCR+® are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

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Contacts:

(Analysts)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
Gemstar-TV Guide International, Inc.	Gemstar-TV Guide International, Inc.
323-817-4600	212-852-7336
rob.carl@tvguide.com	eileen.murphy@tvguide.com